PROSPECTUS SUPPLEMENT NO. 1 (TO PROSPECTUS DATED MAY 16, 2006)	Filed Pursuant to Rule 424(b)(7) Registration No. 333-134170
$375,000,000
UNITED AUTO GROUP, INC.
3.5% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2026
SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES
     This prospectus supplement no. 1 supplements and amends the prospectus dated May 16, 2006 (as so supplemented and amended, the “prospectus”), relating to the resale from time to time by certain selling securityholders of our 3.5% Convertible Senior Subordinated Notes Due 2026 and shares of our common stock issuable upon conversion of the notes.
     This prospectus supplement should be read in conjunction with and accompanied by the prospectus and is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.
     The information appearing in the table below, which is based on information provided by or on behalf of the named selling security holders, supplements and amends the information in the table appearing under the heading “Selling Security Holders” in the prospectus. The percentage of notes outstanding beneficially owned by each selling securityholder is based on $375,000,000 aggregate initial principal amount of notes outstanding. The number of shares of common stock owned prior to the offering excludes shares of common stock issuable upon conversion of the notes.

	Convertible Notes			Common Stock
	Principal Amount of
	Convertible Notes
	Beneficially Owned		Percentage of Notes	Number of Shares	Number of Shares
	and Offered Hereby		Outstanding	Owned	Offered

Asante Health Systems	$90,000		*	0	*	*

Boilermakers — Blacksmith Pension Trust	$1,275,000	(1)	*	0	*	*

Boilermakers — Blacksmith Pension Trust	$2,600,000	(2)	*	0	*	*

CALAMOS Convertible Opportunities and Income Fund	$3,710,000		*	0	*	*

CALAMOS Convertible and High Income Fund	$5,280,000		1.4%	0	*	*

CALAMOS High Yield Fund — CALAMOS Investment Trust	$840,000		*	0	*	*

CALAMOS Strategic Total Return Fund	$13,536,000		3.6%	0	*	*

CIBC World Markets Corp	$7,000,000		1.9%	0	*	*

City of Knoxville Pension System	$110,000		*	0	*	*

Delta Airlines Master Trust	$610,000	(1)	*	0	*	*

Delta Airlines Master Trust	$550,000	(2)	*	0	*	*

Delta Pilots Disability & Survivorship Trust	$235,000		*	0	*	*

Institutional Benchmarks Series (Master Feeder) Limited in Respect of Alcor Series	$275,000		*	0	*	*

Kamunting Street Master Fund, Ltd	$7,000,000		1.9%	0	*	*

Meriter Health Services Inc. Employee Retirement Plan	$40,000		*	0	*	*

Municipal Employees Benefit Trust	$170,000		*	0	*	*

Oakwood Assurance Company Ltd.	$20,000		*	0	*	*

Oakwood Healthcare Inc. Funded Depreciation	$40,000		*	0	*	*

Oakwood Healthcare Inc. Pension	$80,000		*	0	*	*

Prisma Foundation	$80,000		*	0	*	*

SCI Endowment Care Common Trust Fund — National Fidiciary Services	$80,000		*	0	*	*

	Convertible Notes		Common Stock
	Principal Amount of
	Convertible Notes
	Beneficially Owned	Percentage of Notes	Number of Shares	Number of Shares
	and Offered Hereby	Outstanding	Owned	Offered

SCI Endowment Care Common Trust Fund — SunTrust Bank	$30,000	*	0	*	*

SuttonBrook Capital Portfolio LP	$10,000,000	2.7%	0	*	*

The California Wellness Foundation	$220,000	*	0	*	*

United Food and Commercial Workers Local 1262 and Employers Pension Trust	$150,000	*	0	*	*

*	Less than one percent of the notes outstanding.

**	The number of shares of common stock offered hereby is calculable based on the conversion rate applicable to the notes at a point in time and is presently equivalent to 42.2052 shares of common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional share.

(1)	The investment advisor for these securities is an affiliate of Calamos Investments, Inc.

(2)	The investment advisor for these securities is an affiliate of Froley Revy Investment Company Inc.
     Investing in the notes and the underlying shares of common stock involves significant risks. See “Risk Factors” beginning on page 2 of the prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is June 2, 2006.